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FOR IMMEDIATE RELEASE	CONTACT
Kyle Stults Investor Relations (410) 740-0081 kstults@martek.com

MARTEK ANNOUNCES SECOND QUARTER 2009 FINANCIAL RESULTS

•	Record revenues of $92.4 million

•	Record non-infant formula nutritional sales of $9.8 million

•	Record pre-tax income of $17.1 million

•	Earnings per share of $0.33, an increase of 20% over last year’s second quarter

•	Operating cash flow of $17 million (Year-to-date operating cash flow of $26 million)

•	Full fiscal year 2009 earnings guidance of $1.20 — $1.25 per share, pre-tax earnings growth of 10% to 15% over fiscal 2008

•	Memory study results to be released in July 2009

COLUMBIA, Md., June 3, 2009 — Martek Biosciences Corporation (NASDAQ:MATK) today announced its financial results for the second quarter of fiscal 2009. Revenues for the second quarter were $92.4 million, up 2% from $90.7 million in the second quarter of fiscal 2008. Net income was $11.0 million, or $0.33 per diluted share, for the second quarter of fiscal 2009, a 20% increase compared with $9.2 million, or $0.28 per diluted share, in last year’s second quarter.

Commenting on the quarter, Chief Executive Officer Steve Dubin said, “The continued execution of our business plan allowed Martek to generate record revenues and profits in the second quarter. These results were achieved despite the challenges of a struggling global economy. We continue to be encouraged by recent infant formula sales data which indicates that end consumer demand for infant formula is stable despite the weak global economic environment. As such, while infant formula related revenue in the second half of our fiscal 2009 will be impacted by some inventory de-stocking, Martek is still expecting strong 2009 earnings as a result of growth in our non-infant formula business and controlling our expenses during this period. I believe our growing non-infant formula business coupled with an expected resumption in growth in our infant formula business in 2010 will lay a solid foundation for 2010.”

Revenue Summary

Product sales in the second quarter of fiscal 2009 increased to $88.2 million from $87.9 million in the second quarter of fiscal 2008. Second quarter revenue growth was driven by sales of life’sDHA™ to non-infant formula nutritional markets which grew to a record level of $9.8 million, up from $8.3 million in the prior year’s second quarter. The 18% increase in non-infant formula nutritional products was led by significantly higher sales to the pregnancy and nursing market.

The following is a breakdown of product sales by market for the second quarter and year-to-date periods (in thousands):

	Three months ended
	April 30,			Six months ended April 30,
			%			%
	2009	2008	incr (decr)	2009	2008	incr (decr)
Infant formula market	$77,383	$78,390	(1%)	$151,974	$148,668	2%
Food and beverage market	2,979	3,172	(6%)	5,597	5,267	6%
Pregnancy and nursing, nutritional supplements and animal feeds	6,801	5,113	33%	12,465	10,405	20%
Non-nutritional products	989	1,200	(18%)	2,138	2,144	0%

Total product sales	$88,152	$87,875	0.3%	$172,174	$166,484	3%

In addition, contract manufacturing sales in the second quarter totaled $4.3 million, compared with $2.9 million a year ago. This increase was primarily due to a change in the timing of orders from one existing customer. While the Company expects to continue reducing the scope of its contract manufacturing activities, Martek will, at times, provide such services to both existing and new customers if reasonable profit margins are expected and there is no impact to the Company’s higher margin nutritional oils business.

Gross Margin and Operating Expenses

Overall gross margin for the second quarter of fiscal 2009 was 42.3%, an increase over the 41.2% gross margin realized in the second quarter of fiscal 2008. The improvement resulted largely from ARA cost reductions and increased capacity utilization at Martek’s manufacturing facilities.

Research and development expenses in the second quarter of fiscal 2009 were $7.2 million, an increase of 5% over the corresponding quarter of last year. Research and development as a percentage of revenue increased to 7.7% from 7.5% in the prior year’s second quarter. The increase relates primarily to development work focusing on offerings for new markets and broadening the array of foods and beverages in which the Company’s life’sDHA™ can be incorporated. The Company continues to expect quarter-to-quarter fluctuations in research and development expenses mainly due to the timing of outside services, including third-party clinical trial services.

During the second quarter of fiscal 2009, selling, general and administrative expenses (“SG&A”) were $12.9 million, or 13.9% of revenue, a decrease from $14.2 million or 15.7% of revenue in last year’s second quarter. The Company continues to closely manage its SG&A spending levels. Martek expects that for fiscal 2009, SG&A will be lower than fiscal 2008 levels on both a percentage of revenue and absolute dollar basis reflecting the cost management measures employed by the Company to address economic challenges.

Financial Position

For the six months ended April 30, 2009, the Company generated $25.6 million of cash from operating activities, with the second quarter providing $17.0 million of this total. As of the end of the second quarter, Martek had $117.9 million in cash and cash equivalents, a minimal amount of debt and the entire balance of its long-term revolving credit facility ($135 million) available for future borrowing.

Significant Recent Events

•	Non-Infant Formula Product Launches - Several non-infant formula nutritional products with Martek’s life’sDHA™ were launched by Martek’s customers, including Walmart Spring Valley DHA dietary supplements and The Coca Cola Company’s Minute Maid Blueberry Pom single serve beverage, an extension of Minute Maid’s current Pomegranate Blueberry juice with life’sDHA™.

•	Multi-Year Sole-Source Infant Formula Supply Agreements – Martek entered into multi-year, sole-source infant formula supply agreements with Rice Field Corporation (“Rice Field”) and Lactalis Nutrition Sante (“Lactalis”). Under the Rice Field agreement, Martek will supply its DHA and ARA blend for all infant formula products manufactured by Rice Field under the Prodigy brand. Rice Field will also be using Martek’s life’sDHA™ and life’sARA™ in its growing-up milks and will be using life’sDHA™ in its products for pregnant and nursing women, all of which will be sold under the Prodigy brand in China. Under the Lactalis agreement, Martek will supply its life’sARA™ for use in infant formula and growing-up milks produced by Lactalis and sold in France and Algeria.

•	Multi-Year Exclusive Food and Beverage Supply Agreement – Martek entered into a multi-year supply agreement with Ragasa, one of Mexico’s largest providers of raw and refined oil products and maker of Mexico’s leading consumer cooking oil brand, Nutrioli, under which Ragasa has agreed to purchase all of its DHA omega-3 needs from Martek. Ragasa plans to launch a product featuring life’sDHA™ in 2009 and will display the life’sDHA™ logo on the product packaging and in all related promotional materials.

•	Arrangement for the Production of Influenza Drug Precursor - Consistent with the services provided by Martek in 2006, Martek has been re-engaged to manufacture shikimic acid, the starting material used to produce an anti-viral drug for the treatment of influenza. Sales for such services are expected to approximate $4.5 million, with one-half of this total anticipated to occur in Martek’s fourth quarter of fiscal 2009 and the remainder anticipated to occur during the first half of fiscal 2010.
        .

•	New Scientific Data Published on DHA – A summary document for the International Society for the Study of Fatty Acids and Lipids published in Prostaglandins, Leukotrienes and Essential Fatty Acids (February 2009) discussed obtaining adequate DHA intake in light of current western diets. They concluded that with no other changes in diet, improvement of blood DHA status can be achieved with dietary supplements of preformed DHA (such as Martek’s life’sDHA™), but not with supplementation of ALA, EPA, or other precursors.

Memory Study Results to be Released

Martek’s Memory Improvement With Docosahexaenoic Acid Study (MIDAS) clinical trial studying the effects of life’sDHA™ supplementation in improving cognitive functions (i.e. – working memory, memory retention and attention) in healthy subjects with age-related cognitive decline has concluded. Results of this study will be the subject of an oral presentation at the International Conference on Alzheimer’s Disease to be held July 11 — 16, 2009 in Vienna, Austria.

Financial Guidance

Based on recent retail sales data, Martek estimates that overall end consumer demand for infant formula in the United States as well as internationally is stable despite the weak global economy. Nonetheless, we believe that de-stocking of infant formula inventory is occurring at both the retail level as well as the manufacturer level (our customers). As a result of this inventory de-stocking, Martek’s infant formula revenue is expected to be negatively impacted during the Company’s third and fourth fiscal quarters by a combined total of $10 million to $15 million.

Martek expects total revenues for the third quarter of fiscal 2009 to be between $77 million and $85 million with third quarter infant formula revenue projected to be between $63 million and $70 million and third quarter non-infant formula nutritional revenue projected to be between $8.5 million and $10.5 million. Third quarter gross margin is expected to be approximately 43%. Net income for the third quarter is projected to be between $7.7 million and $9.3 million, and diluted earnings per share are projected to be between $0.23 and $0.28.

For the full fiscal year 2009, Martek expects total revenues to be between $350 million and $355 million. Net income for the full fiscal year 2009 is projected to be between $40 million and $42 million, and diluted earnings per share are projected to be between $1.20 and $1.25, a pre-tax earnings increase of between 10% and 15% over fiscal 2008.

The Company anticipates that infant formula revenue will grow in fiscal 2010 as a result of continued strong end consumer demand for infant formula products containing DHA and ARA.

Investor Conference Call Webcast

Martek will host a conference call and Webcast for investors to review its second quarter results and fiscal 2009 outlook at 4:45 p.m. Eastern Time on Wednesday, June 3, 2009. Access to the live audio Webcast is available through Martek’s website at http://investors.martek.com. The webcast will be available for replay through the close of business on July 3, 2009.

General

Sections of this release contain forward-looking statements concerning, among other things: (1) Martek’s expectations regarding future revenue growth in and customer demand from the infant formula, pregnancy and nursing, nutritional supplements, animal feeds and food and beverage markets; (2) its expectations and beliefs regarding the impact of customer de-stocking on revenues in the third and fourth quarters of fiscal 2009; (3) its expectations regarding revenue, gross margin, operating expenses and income for the third quarter of and full fiscal year 2009; and (4) its expectations regarding launches by customers of products containing Martek’s life’sDHA™ and Martek’s contract manufacturing business. Furthermore, Martek’s operating results are subject to quarter-to-quarter fluctuations, some of which may be significant. The forward-looking statements noted above are based upon numerous assumptions which Martek cannot control and involve risks and uncertainties that could cause actual results to differ. These statements should be understood in light of the risk factors and cautionary statements set forth herein and in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A of the Company’s Form 10-K for the fiscal year ended October 31, 2008 and other filed reports on Form 10-K, Form 10-Q and Form 8-K.

About Martek

Martek Biosciences Corporation (NASDAQ:MATK) is a leader in the innovation and development of omega-3 DHA products that promote health and wellness through every stage of life. The Company produces life’sDHA™, a vegetarian source of the omega-3 fatty acid DHA (docosahexaenoic acid), for use in foods, infant formula and supplements, and life’sARA™ (arachidonic acid), an omega-6 fatty acid, for use in infant formula. For more information on Martek Biosciences, visit www.martek.com.

MARTEK BIOSCIENCES CORPORATION
Summary Consolidated Financial Information
(Unaudited — $ in thousands, except per share data)

Unaudited Condensed Consolidated Statements of Income Data

	Three months ended April 30,		Six months ended April 30,
	2009	2008	2009	2008
Revenues:
Product sales	$88,152	$87,875	$172,174	$166,484
Contract manufacturing sales	4,259	2,851	7,600	7,123

Total revenues	92,411	90,726	179,774	173,607

Cost of revenues:
Cost of product sales	49,299	50,579	96,208	95,676
Cost of contract manufacturing sales	4,017	2,764	7,426	6,452

Total cost of revenues	53,316	53,343	103,634	102,128

Gross margin	39,095	37,383	76,140	71,479

Operating expenses:
Research and development	7,157	6,819	13,906	12,800
Selling, general and administrative	12,875	14,234	25,972	27,215
Amortization of intangible assets	1,595	1,877	3,376	3,556
Other operating expenses	569	96	722	249

Total operating expenses	22,196	23,026	43,976	43,820

Income from operations	16,899	14,357	32,164	27,659
Interest income (expense) and other, net	186	309	346	526

Income before income tax provision	17,085	14,666	32,510	28,185
Income tax provision	6,068	5,464	11,887	10,314

Net income	$11,017	$9,202	$20,623	$17,871

Basic earnings per share	$0.33	$0.28	$0.62	$0.54

Diluted earnings per share	$0.33	$0.28	$0.62	$0.54

Shares used in computing basic earnings per share	33,190	32,916	33,170	32,830
Shares used in computing diluted earnings per share	33,310	33,231	33,349	33,151

Unaudited Condensed Consolidated Balance Sheets Data

		April 30,	October 31,
		2009	2008
Assets:
	Cash and cash equivalents	$117,944	$102,495
	Accounts receivable, net	52,898	40,438
	Inventories, net	109,603	99,553
	Other current assets	3,905	4,866
	Property, plant and equipment, net	259,747	265,900
	Deferred tax asset	25,819	38,356
	Long-term investments	11,615	11,336
	Goodwill and other, net	84,029	83,037

Total assets		$665,560	$645,981

Liabilities and stockholders’ equity:
	Current liabilities	$43,420	$47,342
	Non-current liabilities	9,301	10,056
	Stockholders’ equity	612,839	588,583

Total liabilities and stockholders’ equity		$665,560	$645,981

Unaudited Condensed Consolidated Cash Flow Data

	Six months ended April 30,
	2009	2008
Operating activities:
Net income	$20,623	$17,871
Non-cash items	27,671	24,611
Changes in operating assets and liabilities, net	(22,663)	(3,726)

Net cash provided by operating activities	25,631	38,756

Investing activities:
Purchase of investments and marketable securities, net	—	(10,850)
Expenditures for property, plant and equipment	(5,263)	(3,576)
Capitalization of intangible assets	(4,435)	(2,165)

Net cash used in investing activities	(9,698)	(16,591)

Financing activities:
Repayments of notes payable and other long-term obligations, net	(59)	(426)
(Payments) proceeds from equity transactions, net	(425)	5,944

Net cash (used in) provided by financing activities	(484)	5,518

Net change in cash and cash equivalents	15,449	27,683
Cash and cash equivalents, beginning of period	102,495	16,973

Cash and cash equivalents, end of period	$117,944	$44,656